Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 23, 2024, relating to the financial statements of Doximity, Inc. and the effectiveness of Doximity, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Doximity, Inc. for the year ended March 31, 2024.
/s/ Deloitte & Touche LLP
San Francisco, California
May 23, 2024